UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section240.14a-12

DRUGS MADE IN AMERICA ACQUISITION CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

Drugs Made in America Acquisition Corp. (the “Company”) is filing this amendment (the “Amendment”) to its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2026 (the “Proxy Statement”) to provide the following updates:

The notice:

As of the date of this Proxy Statement, the Company has ~~33,517,143~~33,717,143 Ordinary Shares outstanding. Accordingly, if all outstanding Ordinary Shares are present at the Extraordinary General Meeting, then in addition to the Founder Shares and shares included in the Private Placement Units (as defined below), the Company will need ~~11,827,619~~11,760,953 Public Shares to vote in favor of the Extension Proposal to approve such proposal.

Assuming all outstanding Ordinary Shares are present at the Extraordinary General Meeting, then in addition to the Founder Shares and the shares included in the Private Placement Units, the Company will need ~~6,241,429~~6,141,429 of the outstanding Public Shares to vote in favor of the Adjournment Proposal to approve such proposal.

Page 2:

On the Record Date, there were ~~33,517,143~~33,717,143 Ordinary Shares, $0.0001 par value (the “Ordinary Shares”), issued and outstanding.

Page 19:

At the close of business on the Record Date, there were ~~33,517,143~~33,717,143 Ordinary Shares, par value $0.0001 per share, issued and outstanding, each of which entitles its holder to cast one vote on the proposal.

Page 21:

(2) Drugs Made In America Acquisition LLC, our sponsor, is the record holder of the shares reported herein. Lynn Stockwell is the managing member of the sponsor ~~and has voting and dispositive power over the securities held of record by the sponsor~~. Ms. Stockwell disclaims any beneficial ownership of the securities held by the sponsor, except to the extent of her pecuniary interest therein.

Annex A:

Article 48.7 shall be deleted in its entirety and replaced by the following:

48.7	In the event that the Company does not consummate a Business Combination by April 29, 2027 by depositing ~~$0.02~~the lesser of $300,000 or $0.04 per non-redeemed Public Share into the Trust Account each month until April 29, 2027, or such later time as the Members may approve in accordance with the Articles, the Company shall:

Terms used in this Amendment that are not defined in this Amendment have the meanings given to them in the Proxy Statement.

The date of this Amendment is April 16, 2026.